Exhibit 23.2

KPMG SA

Tour EQHO

2 Avenue Gambetta

CS 60055

92066 Paris La Défense Cedex

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-257569, 333-266448, 333-266449 and 333-271166 on Form S-3 and the registration statements No. 333-199513 and 333-275662 on Form S-8 of our report dated March 7, 2024, with respect to the consolidated financial statements of DBV Technologies S.A. and subsidiaries.

KPMG S.A.

Cédric Adens

Partner

Paris La Défense, France

March 7, 2024

KPMG SA société française membre du réseau KPMG constitué de cabinets indépendants adhérents de KPMG International Limited, une société de droit anglais (“a private company limited by guarantee”).	SA Société de commissariat aux comptes Siège social : Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex 775726417 RCS NANTERRE